Exhibit 23.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Ableauctions.com, Inc.:

We consent to the incorporation in the Registration Statements on Form S-8 of Ableauctions.com, Inc. and subsidiaries, which were filed with the Commission as numbers 333-117979, 333-114906, 333-32740, 333-106102, 333-106101, 333-106005, 333-87800 and 333-32740, and on Form S-3, which were filed with the Commission as numbers 333-112504 and 333-109844,  of our Independent Registered Public Accounting Firm's Report dated February 26, 2009 covering the consolidated financial statements of Ableauctions.com, Inc. and subsidiaries for the year ended December 31, 2008.

/s/ “Cinnamon Jang Willoughby & Company”
Chartered Accountants

Burnaby, Canada
February 26, 2009